Exhibit 99.1

sea containers ltd

news release

SEA CONTAINERS WINS GE SEACO ARBITRATION CASE

GE CAPITAL HAD ASSERTED A CHANGE OF CONTROL AT SEA CONTAINERS

Hamilton, Bermuda, 6th December, 2007. Sea Containers Ltd, which owns half of the common equity in GE SeaCo SRL, one of the world’s largest container leasing companies has won the arbitration case brought against it by GE Capital, the co-owner of GE SeaCo.

In September last year, GE Capital of Stamford, Connecticut, contended that when Mr James Sherwood, the company’s founder, stood down from his duties as Chairman of the Board of Directors of Sea Containers in March 2006, there had been a change of control at Sea Containers that allowed GE to buy out Sea Containers’ interests in GE SeaCo.

Sea Containers welcomes the decision by the Arbitrator of the Commercial Arbitration Tribunal in the International Institute for Conflict Prevention and Resolution. The Arbitrator found that, for numerous reasons, when Mr Sherwood stepped down from his position at Sea Containers, there was no change of control that might have triggered any right of GE Capital to purchase Sea Containers’ interest in GE SeaCo.

The favourable arbitration ruling is a major step forward in Sea Containers’ efforts to advance its financial reorganization. Sea Containers looks forward to working with GE Capital to maximise the value of GE SeaCo.

ENDS

For further information:

Adrian Flook, M:Communications	+44 (0)20 7153 1588 / +44 (0)7768 608396
flook@mcomgroup.com

Sea Containers Ltd., 22 Victoria Street, P.O. Box HM 1179, Hamilton HMEX, Bermuda